Exhibit 10.12

AMENDED RECLAMATION FUNDING AGREEMENT

THIS AMENDED RECLAMATION FUNDING AGREEMENT (as it may be amended or modified from time to time, this "Amended Reclamation Funding Agreement") is made and entered into as of October 23, 2017, by and among: ANR, Inc. ("ANR"), on behalf of itself and its affiliates; Lexington Coal Company, L.L.C. (the "Purchaser"); Contura Energy, Inc. (“Contura”); the Illinois Department of Natural Resources (“IDNR”); the Kentucky Energy and Environment Cabinet, Department for Natural Resources (“KYEEC”); the United States Department of the Interior, Office of Surface Mining, Reclamation and Enforcement, in its capacity as the regulatory authority over surface mining operations in the State of Tennessee ("OSMRE"); the Virginia Department of Mines, Minerals and Energy (“VDMME”); and the West Virginia Department of Environmental Protection (“WVDEP”) (collectively, the "Regulatory Authorities" and, together with ANR, Contura and the Purchaser, the "Parties").
WHEREAS, the Regulatory Authorities have issued certain permits (collectively, the "Permits") to ANR and its affiliates in connection with the operation of certain mines and facilities within their respective states or commonwealths (collectively, the "States");
WHEREAS, in connection with ANR’s confirmed Chapter 11 bankruptcy plan, the Parties, other than the Purchaser, entered into a Reclamation Funding Agreement dated July 12, 2016 (the “Prior Reclamation Funding Agreement”) pursuant to which ANR and Contura agreed to provide certain funding for the reclamation, mitigation and water treatment (including long-term water treatment) and management work to be done on ANR’s then-existing permitted sites with only reclamation activities to be completed;
WHEREAS, ANR and Contura have performed all of their respective obligations under the Prior Reclamation Funding Agreement through the Effective Date (as hereinafter defined) of this Amended Reclamation Funding Agreement;
WHEREAS, contemporaneously herewith, ANR is entering into a transaction (the "Sale Transaction") with the Purchaser providing for (a) the sale of certain of ANR's and its affiliates’ assets to the Purchaser, (b) the assumption of certain of ANR's liabilities by the Purchaser, (c) the transfer of certain of the Permits (collectively, the "Transferred Permits") to the Purchaser, and (d) certain transactions necessary to effectuate the foregoing;
WHEREAS, a primary purpose of the Sale Transaction is for the Purchaser to hold and complete all reclamation and water treatment requirements of the Transferred Permits at certain sites with only reclamation activities remaining to be completed (collectively, the "Reclaim-Only Permits");
WHEREAS, attached hereto as Exhibit 1 is a schedule identifying each of the Transferred Permits, with a designation of Active, Inactive, or Reclaim-Only Permits with respect to those Transferred Permits that so qualify as such, by State;
WHEREAS, contemporaneously herewith, the Purchaser is entering into separate agreements (collectively, the "State Reclamation Agreements") with each of the Regulatory

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Authorities to define the terms and framework for accomplishing mine land reclamation and associated environmental restoration and water treatment (including long term water treatment) in their respective States in accordance with the Surface Mining Control and Reclamation Act of 1977, as amended, 30 U.S.C. §§ 1201, et seq. ("SMCRA"), its state analogues and other applicable mining and environmental related statutes and regulations (collectively with SMCRA, the "Mining Laws") on sites operated under the Transferred Permits;
WHEREAS contemporaneously herewith, ANR is entering into separate agreements with each of the Regulatory Authorities to define the terms and framework for accomplishing mine land reclamation and associated environmental restoration and water treatment (including long term water treatment), as necessary, in their respective States in accordance with the Mining Laws on certain sites retained by ANR ("State Agreements");
WHEREAS, the Parties desire to enter into this Amended Reclamation Funding Agreement to provide certain ongoing funding for the reclamation, mitigation, and water treatment (including long-term water treatment) and management work to be done by the Purchaser on the Permits transferred to it by ANR and its affiliates; and
WHEREAS, the Parties desire to replace the funding requirements of ANR and Contura under the Prior Reclamation Funding Agreement on and after the Effective Date hereof with the funding obligations contained in this Amended Reclamation Funding Agreement as reflected on Exhibit 2.
NOW THEREFORE, in consideration of the foregoing, the consents of the Regulatory Authorities to the Sale Transaction, the execution by each of the Regulatory Authorities of their respective State Reclamation Agreements and State Agreements and of the mutual covenants hereinafter set forth, the Parties hereto agree as follows:
1.Definitions. The following terms have the following meanings herein:
(a)    "ANR Cash Bond" means the cash bond ANR posted with the State of West Virginia pursuant to and in accordance with the Permitting and Reclamation Plan Settlement Agreement for the State of West Virginia dated as of July 12, 2016 (as previously amended).
(b)    "Effective Date" means the first date on which all of the conditions to the effectiveness listed in Section 8 hereof have occurred.
(c)    "EPA" means the United States Environmental Protection Agency.
(d)     "Excess Cash Flow" means cash generated by the Purchaser in an amount equal to earnings before taxes, multiplied by an amount equal to one minus the tax rate applicable to the Purchaser, plus an add-back of all depreciation and amortization expenses, plus or minus, as applicable, any decrease or increase to the Purchaser’s net working capital, minus capital expenditures, measured for any calendar year, in each case relating to the sites relating to the Transferred Permits. For the avoidance of doubt, Excess Cash Flow includes excess cash flow from sale of incidental coal removed from the Reclaim-Only Sites.

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(e)     "Restricted Cash Accounts" means the Restricted Cash Reclamation Accounts and the Water Treatment Restricted Cash Accounts.
(f)    "Restricted Cash Reclamation Accounts" means the separate interest bearing segregated deposit account for each of the Regulatory Authorities in which account each such respective Regulatory Authority holds a first priority security interest, perfected by "control" under the applicable Uniform Commercial Code.
(g)     "Water Treatment Restricted Cash Accounts" means the Water Treatment Restrict Cash Accounts established for each of the Regulatory Authorities pursuant to and in accordance with the Water Treatment Stipulation.
(h)    "Water Treatment Stipulation" means the Stipulation Regarding Water Treatment Obligations dated as of July 12, 2016 by and among ANR, Contura, Citicorp North America, Inc., as Agent, and the EPA.

2.	Funding of the Restricted Cash Reclamation Accounts by ANR.
(a)    On or before the Effective Date, Purchaser shall open new Restricted Cash Accounts under new deposit account control agreements with respect to each State in which there will be Transferred Permits, in form and substance acceptable to the applicable Regulatory Authority, to receive the funds currently in the Restricted Cash Accounts and any future payments or transfers required to be made hereunder by ANR, Contura, and the Purchaser.
(b)    ANR's periodic payments under the Prior Reclamation Funding Agreement from and after the Effective Date hereof shall be amended and superseded to provide for the following payments by ANR into the new Restricted Cash Reclamation Accounts opened by Purchaser pursuant to the allocations set forth in Section 6 hereof and payment directions on Exhibit 2 hereto, as it may be amended from time to time:
(1) On the closing date of the Sale Transaction:
(A)    all cash then in the Restricted Cash Accounts ANR established and maintained pursuant to the Prior Reclamation Funding Agreement; plus
(B)     the difference between
(I) one-hundred thirty nine million, five hundred thousand dollars ($139,500,000) and
(II) the difference between the amount of cash actually in the Restricted Cash Accounts as of the date of the closing and twenty five million, five hundred thousand dollars ($25,500,000) (the "Restricted Cash Threshold"); provided that, if the closing of the transaction between ANR and the Purchaser occurs after September 30, 2017, ANR and the Purchaser may, with WVDEP's consent, agree

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to adjust the Restricted Cash Threshold to reflect the impact of such delay, it being a condition to this Amended Reclamation Funding Agreement that, after providing for bonding for each of the Transferred Permits and a twenty-five million dollar ($25,000,000) working capital allowance payable to the Purchaser, ANR shall transfer at least fifty million dollars ($50,000,000) of cash consideration pursuant to this Section 2(b)(1)(B), subject to adjustment upon the consent of WVDEP; plus
(C)     the rights to the full amount of the existing $24 million ANR Cash Bond, together with any interest earned thereon, including the rights to any cash that the State of West Virginia returns to ANR if it is determined that the cash cannot be returned directly to the Purchaser. In the event of such return of cash to ANR or the Purchaser, it shall immediately pay into the West Virginia Restricted Cash Reclamation Account when received;
(2)     $17,500,000 on each July 26 of 2018, 2019, 2020, and 2021; and
(3)    $10,000,000 on July 26 of 2022.
3.Funding of Restricted Cash Reclamation Accounts by Contura. Contura’s periodic payments under the Prior Reclamation Funding Agreement from and after the Effective Date hereof shall be amended and superseded to provide for the following payments into the Restricted Cash Reclamation Accounts of the following amounts pursuant to the allocations set forth in Section 6 hereof and payment directions on Exhibit 2 hereto, as it may be amended from time to time:
(a) $10,000,000 on each July 26 of 2018 and 2019; and
(b) $12,000,000 on July 26 of 2020.
From and after the Effective Date, Contura shall have no remaining payment or other obligations (periodic, contingent or otherwise) under the Prior Reclamation Funding Agreement and its only remaining payment obligations with respect to the Restricted Cash Reclamation Accounts are under this Amended Reclamation Funding Agreement, as set forth above.
4.Funding of the Restricted Cash Reclamation Accounts by the Purchaser.
(a)    Surety Collateral Returns.
(i)    Any collateral returned or received by the Purchaser from or with respect to any surety bond issuer that has issued bonds in only one State will be paid into the Restricted Cash Reclamation Account of that State or otherwise dealt with in accordance with any applicable agreement among the Purchaser and such State.
(ii)    To the extent any collateral returned or received by the Purchaser from or with respect to any surety bond issuer whose bonds relate to Permits in

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multiple States, such collateral shall be contributed to the Restricted Cash Reclamation Accounts for the applicable States: (1) in proportion to the dollar amounts of the bonds versus the amount of the collateral; and (2) then to the other States in accordance with the allocations set forth in Section 6 hereof, as adjusted.
(b)    Excess Cash Flow. Within thirty days after the end of each calendar year, the Purchaser shall transfer all Excess Cash Flow, as defined above, for such calendar year into the Restricted Cash Reclamation Account(s) for the States in which such Excess Cash Flow was generated, except to the extent that the Purchaser and the applicable Regulatory Authority(ies) determine that the Purchaser’s retention of Excess Cash Flow is essential for the Purchaser’s reclamation of the Transferred Permits and continued compliance with its obligations under the applicable State Agreement(s).
5.Other Provisions Relating to the Funding Under this Amended Reclamation Funding Agreement.
(a)    Limitations on Certain Transactions by ANR. ANR agrees that, until it has paid and performed its funding obligations in Section 2 hereof, it will not sell all or substantially all of its assets unless either:
(i)    the purchaser(s) of such assets agree(s) to assume, and has(have) the ability to perform as determined by the Regulatory Authorities, its liabilities under this Amended Reclamation Funding Agreement; or
(ii)    such liabilities are otherwise satisfied or funded.
(b)    Limitations on Certain Transactions by Contura. Contura agrees that, until it has paid and performed its funding obligations in Section 3 hereof, it will not sell all or substantially all of its assets unless either:
(i)    the purchaser(s) of such assets agree(s) to assume, and has(have) the ability to perform as determined by the Regulatory Authorities, its liabilities under this Amended Reclamation Funding Agreement; or
(ii)    such liabilities are otherwise satisfied or funded.
(c)    Funding of Purchaser’s Obligations Only. The funding heretofore or hereafter transferred or paid into the Water Treatment Restricted Cash Accounts pursuant to the Water Treatment Stipulation and into the Restricted Cash Reclamation Accounts pursuant to (prior to the Effective Date) the Prior Reclamation Funding Agreement and (after the Effective Date) the Amended Reclamation Funding Agreement shall be used solely to fund the Purchaser’s reclamation and water treatment obligations with respect to the Permits transferred to it in the Sale Transaction and shall not be used to assist or subsidize ANR’s or the Purchaser’s compliance with or obligations on any other Permits.

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6.Allocation of Periodic Contributions. The contributions of ANR, Contura, and the Purchaser to the Restricted Cash Accounts on and after the Effective Date shall be allocated to the applicable States as set forth in in Exhibit 2.
7.Funding of the Water Treatment Obligations Pursuant to the Water Treatment Stipulation
(a)    Pursuant to the Water Treatment Stipulation, the Purchaser will provide EPA and the Regulatory Authorities for the States in which their water treatment occurs (i) an annual summary of the expenditures on their water treatment for the previous year, (ii) an explanation of any material deviance (greater than 20%) in such expenditures from the prior year and (iii) a certification of a senior executive officer that an amount sufficient to cover the water treatment costs expected to occur in the following year has been included in the budget for that year. In addition, the Purchaser will provide EPA with copies of any budgets delivered to the Regulatory Authorities in accordance with the terms of the State Agreements.
(b)    With respect to Tennessee, once the Water Treatment Trust (as defined in the State Agreement for Tennessee) is established, any funds in Tennessee’s Water Treatment Restricted Cash Account, as well as future periodic contributions to such account, shall be placed into the Tennessee Water Treatment Trust until the trust is fully funded as determined by OSMRE.
(c)    The ANR Contribution
(i)    Pursuant to the Water Treatment Stipulation, ANR shall continue to perform the obligations of the Reorganized Debtors under the Water Treatment Stipulation and contribute $14.0 million into the Water Treatment Restricted Cash Accounts from the Effective Date through 2023 (the "ANR Contribution") to fund compliance with the water treatment obligations in connection with the Transferred Permits held by Purchaser, including the Purchaser’s assumed obligations under the EPA Consent Decree (as defined in the Water Treatment Stipulation).
(ii)    The ANR Contribution shall be paid in the following annual total amounts in equal quarterly installments on the first day of each calendar quarter beginning on the Effective Date:

Year	Payment Dates	Aggregate Annual Payment Amount
2018	January 1, April 1, July 1, October 1	$1,500,000
2019	January 1, April 1, July 1, October 1	$2,500,000
2020	January 1, April 1, July 1, October 1	$2,500,000
2021	January 1, April 1, July 1, October 1	$2,500,000
2022	January 1, April 1, July 1, October 1	$2,500,000
2023	January 1, April 1, July 1, October 1	$2,500,000
Total		$14,000,000

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(iii)    From and after the Effective Date, (x) ANR shall provide 33% of the Aggregate Annual Payment Amount to the Tennessee Water Treatment Trust (as defined in the Water Treatment Stipulation) until such requirement is terminated pursuant to subparagraph (iv) below and (y) the remainder of the annual ANR Contribution shall be divided among the other States in which the Purchaser has water treatment obligations according to the percentage of actual expenditures on water treatment in each such State; provided that, each such State shall receive a minimum of at least $25,000 each year. The Purchaser will track its spending on water treatment in each State and submit a report to the applicable Regulatory Authority and EPA by September 30 of each year detailing such expenditures for the period from July 1 to June 30 of the previous year.
(iv)    Once the Tennessee Water Treatment Trust has been fully funded in accordance with its terms, subsequent ANR Contribution amounts shall be allocated among the other States in accordance with Section 7(c)(iii)(y) hereof.
(d)    The Purchaser will cooperate and work in good faith with each Regulatory Authority to develop the minimum balance (the "Minimum Balance") that will be maintained in the Water Treatment Restricted Cash Account for that State. The Minimum Balance may be adjusted by agreement between the Purchaser and the applicable Regulatory Authority on an annual basis; provided that, nothing herein requires the Purchaser to designate more than $1,000,000 as the aggregate amount of Minimum Balances among the Water Treatment Restricted Cash Accounts. The Purchaser shall provide EPA with a copy of the written agreement that establishes the Minimum Balance for each State.
(e)    Funds in the Water Treatment Restricted Cash Accounts that are in excess of the Minimum Balance established for that account may be utilized to pay for water treatment expenses, water treatment system installations and reclamation activities that benefit water quality. The use of funds for water treatment expenses, including, without limitation, funds expended on chemicals, utilities, pond cleaning and maintenance of structures and systems, shall be included in the Semi-Annual Budget (as defined in the State Agreements) provided to the Regulatory Authority and EPA but shall not require the prior approval of the applicable Regulatory Agency or EPA. Any use of funds to install water treatment systems or to conduct reclamation activities that will benefit water quality shall be subject to the budgeting and approval provisions of the State Agreements. EPA and the applicable Regulatory Authority shall have the right to audit all expenditures from the Water Treatment Restricted Cash Accounts.
(f)    The Minimum Balance of the Tennessee Water Treatment Trust may be adjusted each year by OSMRE to account for an increase in the Minimum Balance due to monetary erosion of the fund from long term inflation. OSMRE may, but is not required to, raise the Minimum Balance each year by an amount equal to the long-term inflation rate. If conditions change on the site that require a change in treatment or treatment system design, OSMRE retains to right to increase or decrease the Minimum Balance required as needed to maintain adequate funds to conduct water treatment and meet the performance goals of

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the treatment system. The Purchaser shall provide EPA with a copy of the Tennessee Water Treatment Trust agreement and any additional document that establishes the Minimum Balance for the Tennessee Water Treatment Trust.
8.Conditions to Effectiveness. The following shall be conditions to the effectiveness of this Amended Reclamation Funding Agreement:
(a)    the condition set forth in Section 2(b)(1)(B)(II) hereof shall have been satisfied;
(b)    each of the State Agreements and State Reclamation Agreements shall have become effective in accordance with its terms;
(c)    the EPA shall have entered into an amended Water Treatment Stipulation;
(d)    ANR and Contura shall have timely performed all of their respective obligations under the Prior Reclamation Funding Agreement through the Effective Date; and
(e)    the closing date of the Sale Transaction shall have occurred on or before October 10, 2017. [insert date]
9.Events of Default.
(a)    Each of the following shall constitute an Event of Default by the non-performing Party under this Amended Reclamation Funding Agreement:
(i)    the failure of ANR to timely make any payment or transfer due hereunder;
(ii)    the failure of Contura to timely make any payment due hereunder; or
(iii)    the failure of the Purchaser to timely perform its obligations hereunder.
(b)    If an Event of Default occurs with respect to Sections 9(a)(i) and (ii) or the Purchaser shall fail to make a payment or monetary transfer required to be made hereunder, the Purchaser and/or any of the Regulatory Authorities, as the case may be, may provide notice to the applicable non-performing party, i.e., ANR, Contura, or the Purchaser, respectively, as the case may be, of such Event of Default (the "Notice of Payment Default"). For any Event of Default arising pursuant to this Section, ANR, Contura, or the Purchaser, as the case may be, shall have until the date that is ten days from the date of their receipt of the Notice of Payment Default (the "Payment Cure Deadline"), to cure such Event of Default, unless otherwise agreed by and between the Regulatory Authority and the Purchaser.

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(c)    If an Event of Default other than a payment or monetary transfer default occurs with respect to Section 9(a)(iii), any of the Regulatory Authorities may provide notice to the Purchaser of such Event of Default (the “Notice of Performance Default”). For any such Event of Default under this subsection, the Purchaser shall have until the date that is thirty days from the date of its receipt of the Notice of Performance Default (the “Performance Cure Deadline”) to cure such Event of Default to the satisfaction of each State Regulatory Authority.
(d)    Upon the occurrence of an Event of Default and its continuation after the Payment Cure Deadline or the Performance Cure Deadline, as applicable, any one or more of the Regulatory Authorities may
(i)    deliver a notice of termination to the Purchaser of the right to use cash in the applicable Restricted Cash Accounts;
(ii)    draw down on any letter of credit or other collateral posted pursuant to this Amended Reclamation Funding Agreement, including without limitation any funds in the applicable Restricted Cash Accounts; and/or
(iii)    take any other regulatory or enforcement action permitted by law, including but not limited to, list the applicable shareholders, directors, officers, employees or agents of ANR or the Purchaser on the Applicant/Violator System.
(e)    No Regulatory Authority shall be required upon the occurrence of an Event of Default to take any or all of the foregoing actions, and its failure to do so at any time shall not constitute a waiver on the part of such Regulatory Authority or any other Regulatory Authority of any right to take any action upon the occurrence of any Event of Default.
(f)    Without limiting any other provision of this Amended Reclamation Funding Agreement, nothing in this Section shall be deemed or construed to limit or otherwise affect the authority or ability of any of the Regulatory Authorities to issue notices of violation or cessation orders, revoke any permit, forfeit any bond or take any other regulatory action against the Purchaser, ANR or any other person or entity or in respect of any Permits or mining sites in the States, whether before, during or after the occurrence of an Event of Default or in the absence of an Event of Default.
(g)    An Event of Default by the Purchaser shall not be construed to require ANR or Contura to cure such defaults or otherwise make them liable for such defaults. Similarly, an Event of Default (i) by ANR shall not be construed to require Contura or the Purchaser to cure such default or otherwise make Contura or the Purchaser liable for such default or (ii) by Contura shall not be construed to require ANR or the Purchaser to cure such default or otherwise make ANR or the Purchaser liable for such default.
10.Construction. Nothing in this Amended Reclamation Funding Agreement shall be construed as limiting or interfering with any Regulatory Authority's exercise of discretion with respect to approving any permit transfer or other required regulatory approval or alter or affect the

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obligations of the Purchaser or any of their successors or assigns, as the case may be, to perform or complete reclamation, mitigation and water treatment of all of its or their respective permitted sites in accordance with any applicable law, consent decree or other agreement.
11.Successors and Assigns. The provisions of this Amended Reclamation Funding Agreement shall be binding on the Parties and their successors and assigns, as applicable, and shall inure to the benefit of the Parties and their successors and assigns.
12.Entire Agreement. This Amended Reclamation Funding Agreement, together with the State Agreements and State Reclamation Agreements with respect to each State, constitute the entire agreement and understanding among the Parties with respect to the subject matter hereof, and there are no representations, understandings, or agreements relative hereto which are not fully expressed herein.
13.Authority and Validity. Each non-governmental Party otherwise represents, warrants and acknowledges represents, warrants and acknowledges, as of the Effective Date, that: (a) it has all the requisite authority (i) to execute and deliver this Amended Reclamation Funding Agreement, and the other documents and instruments contemplated hereby, to which it is contemplated to be a party, (ii) to perform its obligations under this Amended Reclamation Funding Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and (iii) to consummate the transactions contemplated herein and therein; (b) the execution, delivery and performance by it of this Amended Reclamation Funding Agreement and the other documents and instruments contemplated hereby to which it is contemplated to be a party and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary action, and no other action or proceeding is necessary to authorize and approve this Amended Reclamation Funding Agreement or the other documents and instruments contemplated hereby to which it is contemplated to be a party or any of the transactions contemplated herein or therein; (c) this Amended Reclamation Funding Agreement has been duly executed and delivered by it and constitutes a legal, valid and binding agreement by it, enforceable against it in accordance with the terms of this Amended Reclamation Funding Agreement; and (d) the execution, delivery and performance by it (when such performance is due) of this Amended Reclamation Funding Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it or (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it is a party. With respect to the Regulatory Authorities, the undersigned represents and warrants that he/she has authority to enter into this Amended Reclamation Funding Agreement.
14.No Reliance. Each Party represents and warrants that in entering into this Amended Reclamation Funding Agreement it is relying on its own judgment, belief and knowledge and, as applicable, on that of any attorney it has retained to represent it in this matter. In entering into this Amended Reclamation Funding Agreement, no Party is relying on any representation or statement made by any other Party or any person representing such other Party.
15.Modification or Amendment. This Amended Reclamation Funding Agreement may be modified or amended only by written agreement executed, and agreed to, by each of the Parties.

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16.Further Assurances. From and after the Effective Date, each of the Parties agrees to use their respective commercially reasonable efforts to execute or cause to be executed and deliver or cause to be delivered all such agreements, instruments and documents and take or cause to be taken all such further actions as may reasonably be necessary from time to time to carry out the intent and purpose of this Amended Reclamation Funding Agreement, and to consummate the transactions contemplated hereby.
17.Construction. This Amended Reclamation Funding Agreement has been drafted through a cooperative effort of all Parties, and none of the Parties shall be considered the drafter of this Amended Reclamation Funding Agreement so as to give rise to any presumption of convention regarding construction of this document. All terms of this Amended Reclamation Funding Agreement were negotiated at arms'-length, and this Amended Reclamation Funding Agreement was prepared and executed without fraud, duress, undue influence or coercion of any kind exerted by any of the Parties upon the other.
18.Headings. Titles and headings in this Amended Reclamation Funding Agreement are inserted for convenience of reference only and are not intended to affect the interpretation or construction of the Amended Reclamation Funding Agreement.
19.Execution in Counterpart. This Amended Reclamation Funding Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Amended Reclamation Funding Agreement may be transmitted by facsimile or by electronic mail, and such transmission will, for all purposes, be deemed to be the original signature of such party whose signature it reproduces, and will be binding upon such party.
20.Severability. If any provision of this Amended Reclamation Funding Agreement is determined to be prohibited or unenforceable by reason of any applicable law of a jurisdiction, then such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in such jurisdiction shall not invalidate or render unenforceable such provisions in any other jurisdiction.
(Remainder of Page Intentionally Blank; Signatures to Follow)

IN WITNESS WHEREOF, the Parties hereto have executed this Amended Reclamation Funding Agreement as of the date set forth above.

ANR, INC.,

/s/ Andrew B. McCallister
___________________________________
By: Andrew B. McCallister
Its: Senior Vice President, General Counsel and Secretary

CONTURA ENERGY, INC.

/s/ Mark M. Manno
___________________________________
By: Mark M. Manno
Its: EVP, General Counsel, Secretary and CPO

WEST VIRGINIA DEPARTMENT OF ENVIRONMENTAL PROTECTION

/s/ Kristin A. Boggs
___________________________________
By: /s/ Kristin A. Boggs
Its: General Counsel

ILLINOIS DEPARTMENT OF NATURAL RESOURCES

/s/ Thomas A. Benner
___________________________________
By: Thomas A. Benner
Its: Director of Mines and Minerals

KENTUCKY ENERGY AND ENVIRONMENT CABINET, DEPARTMENT FOR NATURAL RESOURCES

/s/ Charles G. Snavely
___________________________________
By: Charles G. Snavely
Its: Secretary

OFFICE OF SURFACE MINING, RECLAMATION AND ENFORCEMENT

/s/ Glenda H. Owens
___________________________________
By: Glenda H. Owens
Its: Acting Director

LEXINGTON COAL COMPANY, LLC

/s/ Steven R. Poe
___________________________________
By: Steven R. Poe
Its: Manager

VIRGINIA DEPARTMENT OF MINES, MINERALS AND ENERGY

/s/ John Warren
___________________________________
By: John Warren
Its: Director